Exhibit 23.1
Consent of Independent Registered Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Elektrofi, Inc. 2015 Equity Incentive Plan of Halozyme Therapeutics, Inc. of our reports dated February 18, 2025, with respect to the consolidated financial statements of Halozyme Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Halozyme Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
November 18, 2025